                                                                   EXHIBIT 99(A)

                     CLEVELAND-CLIFFS REPORTS RECORD RESULTS
                             FOR SECOND QUARTER 2004


         Cleveland, OH - July 28, 2004 - Cleveland-Cliffs Inc (NYSE:CLF) today reported second quarter 2004 net income of $32.8 million, and income attributable to common shares of $2.90 per share (all per share amounts are "diluted"). Cliffs' 2004 quarterly earnings represent a record for any quarter (excluding special items such as large bankruptcy recoveries or significant asset sales). The net loss for the second quarter 2003 was $21.2 million, or $2.07 per share. Net income was $32.8 million in the first half of 2004, or $2.81 per share attributable to common shares, compared to a net loss of $19.0 million, or $1.86 per share, in the first half of 2003.

         The earnings increases of $54.0 million in the quarter and $51.8 million in the first six months were principally due to higher pre-tax sales margins. Sales margins increased $54.4 million in the second quarter and $59.2 million in the first half primarily due to higher sales price realizations and record sales volumes. The increase in sales prices primarily reflected the favorable effect on Cliffs' term sales contract escalators of higher steel prices and an approximate 20 percent increase in international pellet prices. Pellet sales in the second quarter and first half of 5.9 million tons and 10.2 million tons, respectively, both represent new sales records. Unit production costs in 2004 were slightly lower in the second quarter and about equal to first half 2003 costs. First half and second quarter 2003 operating costs included an $11.0 million fixed cost impact of a five week production curtailment at the Empire and Tilden mines relating to loss of electric power due to flooding in the Upper Peninsula in Michigan. Increased energy pricing adversely affected unit production costs by approximately $2.8 million in the second quarter and $4.8 million in the first half of 2004. Production costs for 2004 were also impacted by continued low ore throughput at Empire, slower than anticipated ramp-up to design production levels at United Taconite and Wabush and a $2.1 million exchange rate effect in the first half due to the impact of a weaker U.S. dollar on the Company's share of Wabush production costs.

Pre-tax earnings were also improved by:

- Lower interest expense of $1.1 million in the second quarter and $2.0 million in the first half, reflecting the repayment of the senior unsecured notes in January 2004.

- Lower other expense of $1.9 million in both the second quarter and first half reflecting decreased coal retiree expense and lower expense relating to debt refinancing activities.

- Lower customer bankruptcy expense of $2.6 million in the second quarter and $1.0 million in the first half. The Company recorded bankruptcy expense relating to the Weirton Steel Corporation bankruptcy of $1.6 million in the first quarter of 2004 as a result of the final settlement versus $2.6 million in the second quarter of 2003 at the time of the initial filing.

- Higher royalty and management fee income of $.6 million in the second quarter and $1.2 million in the first half due to higher production at the Michigan mines and management fees from United Taconite.

Partially offsetting were:

- Lower other income of $.4 million in the second quarter and $4.2 million in the first half primarily relating to non-strategic asset sales in 2003.

- Administrative, selling and general expenses were $.5 million lower in the second quarter and $3.6 million higher in the first half principally due to the impact of changes in Cliffs' common stock price on stock-based compensation.

         At June 30, 2004, Cliffs had 4.1 million tons of pellets in inventory, unchanged from December 31, 2003, and 4.3 million tons at June 30, 2003. Cliffs' 2004 production of 5.6 million tons in the second quarter and 10.1 million tons in the first half both represented 1.7 million ton increases from the comparable periods in 2003. Following is a summary of production tonnage:

                                                            (TONS IN MILLIONS)
                                   ---------------------------------------------------------------------
                                           SECOND QUARTER                       FIRST SIX MONTHS
                                   -------------------------------       -------------------------------
                                        2004               2003               2004               2003
                                   ------------       ------------       ------------       ------------
      Empire                                1.1                 .9                2.5                2.4
      Tilden                                2.1                1.4                3.5                3.0
                                   ------------       ------------       ------------       ------------
         Michigan Mines                     3.2                2.3                6.0                5.4
      Hibbing                               2.0                1.9                4.0                3.9
      Northshore                            1.3                1.2                2.5                2.4
      United Taconite                       1.0                                   2.0
      Wabush                                1.4                1.4                2.7                2.4
                                   ------------       ------------       ------------       ------------
         Total                              8.9                6.8               17.2               14.1
                                   ============       ============       ============       ============
      Cliffs' Share of Total                5.6                3.9               10.1                8.4
                                   ============       ============       ============       ============

Cliffs reached tentative agreement with the USWA on contracts covering employees at four of our five U.S. operations. The tentative agreements, which are subject to union member ratification, will replace existing agreements scheduled to expire on August 1, 2004. On July 5, 2004, the United Steelworkers of America initiated a strike that idled Wabush operations. Wabush, which was expected to produce approximately 5.6 million tons in 2004 (Cliffs' share 1.5 million tons), is losing production at the rate of 120,000 tons (Cliffs' share 32,000 tons) each week that the Wabush strike continues. Excluding further production losses due to the Wabush work stoppage, total 2004 production is expected to approximate 36 million tons (Cliffs' share 22 million tons).

Liquidity

         At June 30, 2004, Cliffs had $197.9 million of cash and cash equivalents and no outstanding debt. Net proceeds of approximately $166 million from Cliffs' January 2004 offering of $172.5 million of redeemable cumulative convertible preferred stock were utilized to retire the remaining $25.0 million of senior unsecured notes and to fund $26.6 million primarily into underfunded salaried pension plans. Cliffs expects to utilize remaining proceeds for working capital and other general corporate purposes, including capital expenditures, increased investments in existing mines, and additional contributions to its pension plans.

         Additionally, as previously announced on July 13, 2004, Cliffs' Board of Directors has authorized a stock repurchase program of an aggregate of up to 1 million shares of Common Stock. The purchases can be either Common Stock and/or Preferred Stock at the redemption rate of 1 share of Preferred Stock equivalent to 16.129 shares of Common Stock. Common Stock purchased in accordance with this program will be accumulated as treasury shares and used for general corporate purposes.

Outlook

         The North American steel business remains robust. Steel producers continue to operate at capacity, with steel pricing at record levels. Cliffs' iron ore pellet sales for 2004 continue to be projected at 22 million tons, which is equal to all of the Company's capacity. Projected sales for the year could be impacted if the work stoppage at Wabush is prolonged.

         John Brinzo, Cliffs' chairman and chief executive officer, said "The year 2004 will be an excellent year for Cliffs, with record sales volume and significantly improved sales margins. We are pleased that tentative settlements have been reached on labor agreements covering employees at our U.S. mines. These were difficult negotiations, but together we have reached labor agreements that are fair to our employees, while allowing the Company to maintain a competitive position within our industry. We remain committed to creating shareholder value as evidenced by the Board's recent action to implement a stock repurchase program."

         Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. The Company operates six iron ore mines located in Michigan, Minnesota and Eastern Canada.

                                    * * * * *

         The results of operations reported in this release are subject to change pending completion of the Company's annual external audit.

         References in this news release to "Cliffs" and "Company" include subsidiaries and affiliates as appropriate in the context.

         This news release contains predictive statements that are intended to be made as "forward-looking" within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties.

         Actual results may differ materially from such statements for a variety of factors; such as: the expectations for pellet sales and mine operations and the projected liquidity requirements in 2004 may differ significantly from actual results because of changes in demand for iron ore pellets by North American integrated steel producers due to changes in steel utilization rates, operational factors, electric furnace production or imports of semi-finished steel or pig iron; changes in the financial condition of the Company's partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U. S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company's liquidity and financial position.

         Reference is made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in the Company's most recent Annual Report on Form 10-K, and previous news releases filed with the Securities and Exchange Commission, which are available publicly on Cliffs' website. The information contained in this document speaks as of the date of this news release and may be superceded by subsequent events.

         Cliffs will host a conference call on second quarter 2004 results tomorrow, July 29, at 10:00 a.m. EDT. The call will be broadcast live on Cliffs' website at www.cleveland-cliffs.com. A replay of the call will be available on the website for 30 days. Cliffs plans to file its second quarter 2004 10-Q Report with the Securities and Exchange Commission later this week. For a more complete discussion of operations and financial position, please refer to the 10-Q Report.


Contacts:
---------
Media: (216) 694-4870
Financial Community: (800) 214-0739 or (216) 694-5459

News releases and other information on the Company are available on the Internet at www.cleveland-cliffs.com

                              CLEVELAND-CLIFFS INC

                      STATEMENT OF CONSOLIDATED OPERATIONS


                                                                 Three Months Ended                      Six Months Ended
                                                                      June 30                                June 30
                                                           -------------------------------       -------------------------------
(In Millions Except Per Share Amounts)                         2004               2003               2004               2003
--------------------------------------                     ------------       ------------       ------------       ------------

REVENUES
  Product sales and services
   Iron ore                                                $      257.5       $      172.0       $      421.4       $      294.9
   Freight and minority interest                                   41.0               34.9              110.8               63.1
                                                           ------------       ------------       ------------       ------------
     Total product sales and services                             298.5              206.9              532.2              358.0
  Royalties and management fees                                     2.9                2.3                5.8                4.6
  Interest income                                                   2.6                2.5                5.2                5.2
  Other income                                                      1.6                2.0                3.2                7.4
                                                           ------------       ------------       ------------       ------------
                                      TOTAL REVENUES              305.6              213.7              546.4              375.2

COSTS AND EXPENSES
  Cost of goods sold and operating expenses                       262.0              224.8              490.8              375.8
  Administrative, selling and general expenses                      4.0                4.5               13.0                9.4
  Provision for customer bankruptcy exposures                                          2.6                1.6                2.6
  Interest expense                                                   .2                1.3                 .5                2.5
  Other expenses                                                     .7                2.6                1.8                3.7
                                                           ------------       ------------       ------------       ------------
                            TOTAL COSTS AND EXPENSES              266.9              235.8              507.7              394.0
                                                           ------------       ------------       ------------       ------------

INCOME (LOSS) BEFORE INCOME TAXES                                  38.7              (22.1)              38.7              (18.8)
INCOME TAXES (CREDIT)                                               5.9                (.9)               5.9                 .2
                                                           ------------       ------------       ------------       ------------

NET INCOME (LOSS)                                                  32.8              (21.2)              32.8              (19.0)
PREFERRED STOCK DIVIDENDS                                          (1.4)                                 (2.5)
                                                           ------------       ------------       ------------       ------------

INCOME (LOSS) APPLICABLE
  TO COMMON SHARES                                         $       31.4       $      (21.2)      $       30.3       $      (19.0)
                                                           ============       ============       ============       ============

NET INCOME (LOSS) PER COMMON SHARE
  Basic
   Net income (loss)                                       $       3.10       $      (2.07)      $       3.09       $      (1.86)
   Preferred Stock dividends                                       (.13)                                 (.23)
                                                           ------------       ------------       ------------       ------------
    Income (loss) applicable
      to common shares                                     $       2.97       $      (2.07)      $       2.86       $      (1.86)
                                                           ============       ============       ============       ============
  Diluted
   Net income (loss)                                       $       3.03       $      (2.07)      $       3.04       $      (1.86)
   Preferred Stock dividends                                       (.13)                                 (.23)
                                                           ------------       ------------       ------------       ------------
    Income (loss) applicable
      to common shares                                     $       2.90       $      (2.07)      $       2.81       $      (1.86)
                                                           ============       ============       ============       ============

AVERAGE NUMBER OF SHARES
  Basic                                                            10.6               10.2               10.6               10.2
  Diluted                                                          10.8               10.2               10.8               10.2

                              CLEVELAND-CLIFFS INC

                      STATEMENT OF CONSOLIDATED CASH FLOWS


                                                                  Three Months Ended                   Six Months Ended
                                                                       June 30                             June 30
                                                            ------------------------------      ------------------------------
(In Millions, Brackets Indicate Decrease in Cash)               2004              2003              2004              2003
-------------------------------------------------           ------------      ------------      ------------      ------------

OPERATING ACTIVITIES
   Net income (loss)                                        $       32.8      $      (21.2)     $       32.8      $      (19.0)
   Depreciation and amortization:
     Consolidated                                                    7.8               7.4              14.7              14.2
     Share of associated companies                                    .4                .9                .8               1.8
   Accretion of asset retirement obligation                          1.2                                 2.3
   Provision for customer bankruptcy exposures                                         2.6               1.6               2.6
   Pensions and other post-retirement benefits                       7.2               8.7             (11.0)             17.9
   Gain on sale of assets                                            (.9)              (.6)             (1.9)             (5.5)
   Other                                                            (3.3)              4.9              (3.2)             (4.0)
                                                            ------------      ------------      ------------      ------------
     Total before changes in operating
       assets and liabilities                                       45.2               2.7              36.1               8.0
   Changes in operating assets and liabilities                     (24.5)             (4.7)            (51.5)            (19.8)
                                                            ------------      ------------      ------------      ------------
     Net cash from (used by) operating activities                   20.7              (2.0)            (15.4)            (11.8)

INVESTING ACTIVITIES
   Purchase of property, plant and equipment:
     Consolidated                                                   (7.5)             (7.2)            (19.9)            (11.1)
     Share of associated companies                                   (.7)              (.1)              (.9)              (.1)
   Proceeds from Rouge note                                                                             10.0
   Proceeds from Weirton investment                                  3.8                                 3.8
   Proceeds from sale of assets                                      1.0               1.5               2.0               6.9
                                                            ------------      ------------      ------------      ------------
     Net cash used by investing activities                          (3.4)             (5.8)             (5.0)             (4.3)

FINANCING ACTIVITIES
   Proceeds from Convertible Preferred Stock                                                           172.5
   Proceeds from stock options exercised                              .6                                 7.6
   Contributions by minority shareholders                            1.5                .5               2.9                .9
   Repayment of long-term debt                                                        (5.0)            (25.0)             (5.0)
   Issuance costs of Convertible Preferred Stock                     (.1)                               (6.4)
   Preferred Stock dividends                                        (1.1)                               (1.1)
                                                            ------------      ------------      ------------      ------------
     Net cash from (used by) financing activities                     .9              (4.5)            150.5              (4.1)
                                                            ------------      ------------      ------------      ------------

INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                          $       18.2      $      (12.3)     $      130.1      $      (20.2)
                                                            ============      ============      ============      ============

                              CLEVELAND-CLIFFS INC

                  STATEMENT OF CONSOLIDATED FINANCIAL POSITION


                                                                                    (In Millions)
                                                                    ---------------------------------------------
                                                                     June 30           Dec. 31           June 30
                                                                       2004              2003             2003
                                                                    ----------        ---------        ---------
                                     ASSETS
                                     ------
CURRENT ASSETS
  Cash and cash equivalents                                         $    197.9        $    67.8        $    41.6
  Trade accounts receivable - net                                         43.5              9.5             21.1
  Receivables from associated companies                                   13.2              5.9              2.4
  Product inventories                                                    130.8            129.7            134.0
  Work in process inventories                                             23.4             14.4              8.4
  Supplies and other inventories                                          53.6             58.7             49.0
  Other                                                                   34.5             27.3             29.5
                                                                    ----------        ---------        ---------
                                      TOTAL CURRENT ASSETS               496.9            313.3            286.0
PROPERTIES - NET                                                         275.7            270.5            274.4
MARKETABLE SECURITIES                                                    150.9            196.7             17.4
LONG-TERM RECEIVABLES                                                     54.2             63.8             62.6
OTHER ASSETS                                                              41.3             50.9             63.5
                                                                    ----------        ---------        ---------
                                              TOTAL ASSETS          $  1,019.0        $   895.2        $   703.9
                                                                    ==========        =========        =========

                    LIABILITIES AND SHAREHOLDERS' EQUITY
                    ------------------------------------

CURRENT LIABILITIES
  Accounts payable and accrued expenses                             $    185.4        $   184.8        $   158.5
  Payables to associated companies                                        12.1             16.1             13.2
  Current portion of long-term debt                                                        25.0             15.0
                                                                    ----------        ---------        ---------
                                 TOTAL CURRENT LIABILITIES               197.5            225.9            186.7
LONG-TERM DEBT                                                                                              35.0
PENSIONS, INCLUDING MINIMUM PENSION LIABILITY                            119.6            135.2            163.5
OTHER POST-RETIREMENT BENEFITS                                           123.7            124.2            112.9
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS                                87.1             86.6             84.2
DEFERRED INCOME TAXES                                                     25.0             34.5
OTHER LIABILITIES                                                         47.5             40.5             39.1
                                                                    ----------        ---------        ---------
                                         TOTAL LIABILITIES               600.4            646.9            621.4
MINORITY INTEREST                                                         23.7             20.2             20.8
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE
  PERPETUAL PREFERRED STOCK                                              172.5
SHAREHOLDERS' EQUITY                                                     222.4            228.1             61.7
                                                                    ----------        ---------        ---------
                TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $  1,019.0        $   895.2        $   703.9
                                                                    ==========        =========        =========

NOTES TO UNAUDITED FINANCIAL STATEMENTS

  In management's opinion, the unaudited financial statements present fairly the Company's financial position and results. All financial information and footnote disclosures required by generally accepted accounting principles for complete financial statements have not been included. For further information, please refer to the Company's latest Annual Report.

                              CLEVELAND-CLIFFS INC

                       SUPPLEMENTAL FINANCIAL INFORMATION


                                                             Three Months Ended                     Six Months Ended
                                                                 June 30                                June 30
                                                      ------------------------------         -------------------------------
                                                           2004               2003                 2004               2003
                                                      ------------       ------------        -------------       ------------
IRON ORE SALES (TONS) - IN THOUSANDS                         5,884              4,935               10,170              8,391
                                                      ============       ============        =============       ============

SALES MARGIN (LOSS) - IN MILLIONS
  Revenues from iron ore sales and services*          $     257.5        $     172.0         $      421.4        $     294.9
  Cost of goods sold and operating expenses*
    Excluding production curtailments                       221.0              178.9                380.0              301.7
    Production curtailments                                                     11.0                                    11.0
                                                      -----------       ------------        -------------       ------------
    Total                                                   221.0              189.9                380.0              312.7
                                                      -----------       ------------        -------------       ------------
  Sales margin (loss)                                 $      36.5        $     (17.9)        $       41.4        $     (17.8)
                                                      ===========       ============        =============       ============

SALES MARGIN (LOSS) - PER TON
  Revenues from iron ore sales and services*          $     43.76       $      34.85        $       41.44       $      35.14
  Cost of goods sold and operating expenses*
    Excluding production curtailments                       37.56              36.25                37.37              35.96
    Production curtailments                                                     2.23                                    1.31
                                                      -----------       ------------        -------------       ------------
    Total                                                   37.56              38.48                37.37              37.27
                                                      -----------       ------------        -------------       ------------
  Sales margin (loss)                                 $      6.20       $      (3.63)       $        4.07       $      (2.13)
                                                      ===========       ============        =============       ============

* Excludes revenues and expenses related to freight and minority interest which are offsetting and have no impact on operating results.